Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between Paul Turner (“Employee”) residing at 10696 Henderson Road, Fairfax Station, VA 22039, and American Management Systems, Incorporated (“AMS”) with its principal place of business at 4050 Legato Road, Fairfax, VA, 22033, and is effective as of the date of execution by Employee.

     WHEREAS, Employee is employed by AMS as a Executive Vice President; and

     WHEREAS, pursuant to this Agreement Employee and AMS agree to end the employment relationship; and

     WHEREAS, AMS wishes to provide Employee assistance in transitioning from AMS employment and so has offered and Employee has agreed to accept this Agreement as set forth below; and

     WHEREAS, the parties agree that it is in their mutual interest to resolve all matters between them on an amicable basis;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

     1. Separation from Employment

     Employee’s last day as an AMS employee will be June 30, 2003 (the “Separation Date”). However, Employee may perform services for AMS as a consultant on an as-needed basis after Separation Date.

     2. Severance and Other Consideration

     (a) In consideration for Employee’s promises in this Agreement, and in full settlement of any actual or potential claims, AMS agrees to do the following:

i) pay to Employee the sum of Four hundred thousand dollars ($ 400,000) which constitutes an amount equal to one year of Employee’s current base salary;

ii) pay to Employee amounts equal to 18 months of premiums for health and dental insurance continuation coverage under any AMS health plans that Employee is enrolled in as of Separation Date pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), less the employee portion of such premiums.

iii) provide Employee with the option of recording an outgoing message for his AMS voicemail box that contains information as to where he can be reached. AMS will keep the outgoing message in the voicemail system for three (3) months after the Separation Date. Employee has provided AMS with the contents of this outgoing message and AMS has approved of such message;

iv) provide Employee with executive outplacement services through Right Management Consultants’ Professional Management Service program for a period of up to nine (9) months after he first consults Right Management Consultants; and

v) in any formal announcement concerning Employee’s departure the reason for the separation will be set forth as “Employee is leaving AMS to retire and pursue other interests”.

(b)	Within fifteen (15) business days following the receipt by AMS of this Agreement signed by Employee, the payments referenced in Section 2(a)(i) and (ii) will be made by direct deposit into Employee’s Bank of America account into which his paychecks are currently deposited. These payments shall be subject to all legally required withholdings and deductions.

(c)	Employee understands that AMS will not provide him with severance pay or any of the other benefits listed above if he revokes his signature as allowed in Section 16 below.

     3. Consideration Acknowledgement

     The parties agree that AMS’s promises in Section 2 are in full, final and complete settlement of all claims Employee may have against AMS, its affiliates, past and present officers, directors, employees, agents, successors and assigns, and exceed those to which Employee otherwise would be entitled absent his promises in this Agreement.

     4. Stock Options

     Employee’s stock options with a grant date of March 6, 2003 (Non-qualified) shall fully vest on Separation Date. Moreover, notwithstanding language to the contrary in the relevant stock option agreement signed by Employee and the terms of the American Management Systems, Incorporated 1996 Amended and Restated Option Plan F, Employee shall retain the right to exercise any of his outstanding stock options through August 31, 2003.

     5. Other Welfare Benefit Plans

     This agreement does not affect in any way Employee’s rights to any vested amounts in his accounts under the American Management Systems, Inc. 401(k) Plan, the American Management Systems, Inc. WealthBuilder Plan, the American Management Systems, Incorporated Deferred Compensation Plan, and the American Management Systems, Incorporated StockBuilder Plan.

     6. Accrued Vacation

     AMS will pay Employee any accrued but unused annual leave at current rate of pay as of his Separation Date, in accordance with AMS policies. Such payment will be disbursed by check made payable to Employee no later than the next regularly scheduled payday after the Separation Date.

     7. Business Expenses

     AMS will reimburse Employee for legitimate business expenses incurred on or before Separation Date in accordance with AMS’s expense reimbursement practices so long as such expenses are submitted on or before August 15, 2003.

     8. Non-Admission of Liability

     Nothing in this Agreement shall be construed as an admission of liability by AMS, its affiliates, or its past and present officers, directors, employees or agents, and AMS specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its affiliates, and its past and present officers, directors, employees and agents.

     9. No Pending Actions

     Employee represents that he has not filed any complaints or charges against AMS with the U.S. Department of Labor, the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement. To the extent permitted by law, Employee promises that he will not voluntarily assist any third party in pursuing any legal claim against AMS, and he will immediately notify AMS if he is asked to provide such assistance.

     10. Legal Fees and Indemnification

     In the event that Employee becomes a party to a lawsuit based on his actions lawfully taken as an employee of AMS, AMS agrees to reimburse Employee for his reasonable legal fees and expenses of legal counsel in defending against such action, provided that Employee provides AMS written notice of such action within five (5) business days of receiving service of such action and further provided that Employee’s choice of legal counsel is subject to AMS’s approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, AMS is under no obligation to pay for Employee’s legal fees if AMS or its shareholders are bringing an action against Employee for fraud, gross negligence, willful misconduct, embezzlement, misrepresentation, misappropriation or similar wrongdoing. However, if Employee defends against and prevails in such an action brought by AMS or its shareholders, Employee shall be entitled to full reimbursement for all reasonable costs, fees, and legal expenses. Further, in the event of such an action, the confidentiality provisions of this agreement shall not apply to the extent disclosure is necessary in the course of the litigation.

     With respect to any claim(s) that may be advanced against Employee personally for actions lawfully taken during the ordinary course of his employment with AMS, Employee shall be entitled to the same right to indemnification by AMS that is afforded to similarly situated employees of AMS, namely the indemnification rights that may exist under AMS’s insurance policies or in an individual employment agreement. No provision in this Agreement shall be construed to create any additional rights to indemnification.

     11. Ongoing Cooperation

     In the event that a third party pursues a legal claim against AMS relating in any way to any task or project on which Employee worked while at AMS, he agrees to provide reasonable and lawful cooperation to AMS in its defense against such claim. AMS shall pay any reasonable expenses incurred by Employee in connection with such cooperation. Employee voluntarily agrees to make himself available to AMS for interviews and to provide AMS with truthful and accurate information including but not limited to documents, testimony, or written or oral statements. Employee agrees to notify AMS, directly or through counsel, within five (5) days of receipt of any subpoena regarding his employment with AMS so that AMS may take any action that it deems appropriate to protect its proprietary and other interests.

     12. General Release and Covenant Not to Sue

     Employee covenants not to sue, and fully and forever releases and discharges AMS, its subsidiaries, affiliates, divisions, successors and assigns, together with its past and present shareholders, directors, officers, employees, and agents (collectively, the “Releasees”) from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in tort, contract, or by federal, state or local statute, regulation or order, law or equity or otherwise, whether now known or unknown; provided, however, that nothing in this Agreement shall either waive any rights or claims of Employee that arise after the date Employee signs this Agreement or which, as a matter of law, cannot be released or waived. Moreover, nothing in this Agreement shall impair or preclude Employee’s right to claim reasonable expenses, legal fees or indemnification pursuant to Sections 10 and 11, or to take action to enforce the terms of this Agreement. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, or the Americans with Disabilities Act; claims under the Worker Adjustment and Retraining Notification Act; claims for attorneys’ fees or costs; workers’ compensation claims; any and all claims regarding any employment contract, whether written, oral, implied or otherwise; claims relating to AMS’s right to terminate its employees; claims for salary, payments in lieu of extended leave, incentive payments or any other remuneration, or any other claims under federal, state, or local statute, regulation or ordinance, common law, or any other law whatsoever. Employee expressly agrees and understands that this is a General Release.

     13. Employment Verification

     Employee shall direct all employment verification inquiries to Pat Bradshaw, Vice President Human Resources Operations, who shall provide requestor only Employee’s dates of employment and last job title and shall confirm his most recent salary.

     14. Confidential Information and Return of Company Property

     Employee acknowledges that all confidential information regarding the business of AMS compiled by, created by, obtained by, or furnished to, Employee during his employment with AMS is the exclusive property of AMS. On or before Separation Date, Employee will return to AMS all originals and copies of any material involving such confidential information. Employee further agrees that such confidential information is a valuable and unique asset of AMS and agrees that he will not at any time after execution of this Agreement, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form unless required by law. Employee also will return to AMS on or before Separation Date any items in his possession, custody or control that are the property of AMS including, but not limited to, his computer, employee manual, passwords, office equipment, identification card and office keys.

     15. Non-Disparagement

     Subject to Employee’s obligation to provide truthful and accurate information in legal proceedings, Employee agrees that he will not voluntarily make any negative or disparaging statements (written or verbal) about AMS or any of its directors, officers or employees. It is not AMS management’s intent to disparage Employee’s work abilities or to impede Employee’s ability to secure alternate employment. If Employee notifies the AMS Chief Human Resources Officer that he believes he has been disparaged by a specific AMS employee, AMS will take appropriate action to deter future disparagement.

     16. Execution and Revocation Periods

Employee acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that he has seven (7) days from the date he executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable nor the payments and other benefits set forth in Section 2(a) provided until after the seven (7) day revocation period ends.

Employee’s signature below, on a date before the expiration of the twenty-one (21) day review period, shows that he has waived any of the remaining time within the twenty-one (21) days. Revocation can be made by delivery of a written notice of revocation to Garry Griffiths, Chief Human Resources Officer, American Management Systems, Inc., 4050 Legato Road, Fairfax, Virginia, 22033, by midnight on or before the seventh calendar day after Employee signs the Agreement.

     17. Consultation with Counsel

     Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. AMS agrees to contribute up to $3,000 in legal expenses incurred by Employee for legal consultation provided AMS receives an invoice for such expenses. Employee hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

     18. Binding Effect

     This Agreement shall be binding on AMS and Employee and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, administrators, representatives, executors, successors and assigns.

     19. Non-Compete, Non-Solicitation Provisions

     Employee acknowledges that in the course of his employment with AMS he has been exposed to a significant amount of highly confidential information about AMS and its clients, business practices and strategies and that even inadvertent disclosure of this information would cause AMS great harm. Accordingly Employee agrees that:

a.	for twelve (12) months from the Separation Date (the “Restricted Period”) he will not, on his own behalf or on behalf of any other person or entity, directly or indirectly solicit for the provision of, or provide competitive products or services to, any AMS customers for which he provided products and services on behalf of AMS during the two (2) years prior to the Separation Date, or any prospective customers that AMS was actively soliciting to become clients during the two (2) years prior to his Separation Date and in which

Employee had any involvement in the solicitation or proposal process. “Competitive Products or Services” means products or services, which are in whole or in part similar to AMS’s proprietary products or to services then available from AMS Innovation and Transformation business unit on the Separation Date.

b.	during the Restricted Period Employee will not directly or indirectly, on his own behalf or in aid of another person or entity, hire or engage or solicit for hire or engagement any individual who was an employee of AMS in the three (3) months prior to the solicitation or hire.

c.	Employee agrees that the above restrictions are reasonable— including the short length of time, and the limitation as to AMS customers and prospective customers—and do not unreasonably restrict his ability to earn a living after the Separation Date. Employee further agrees that these restrictions protect AMS’s legitimate business interests. Employee also agrees that in addition to any other remedies, including an action for damages, AMS also may seek injunctive relief against Employee for violation of this Section.

     At the sole discretion of AMS, any of the provisions of paragraph 19 may be waived by the Chief Human Resources Officer, but such waiver must be in writing.

     20. Entire Agreement

     This Agreement sets forth the entire agreement between Employee and AMS, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation (a) of Employee pursuant to the AMS Confidentiality and Intellectual Property Rights Agreement signed by Employee on January 7, 2000, that by its terms continues after Employee’s separation from AMS’s employment (copy attached as Exhibit A), or (b) of Employer pursuant to any agreements establishing the terms of benefit or long term compensation plans with the exception of any stock option agreements.

     21. Amendment

     This Agreement may be modified only by written agreement signed by both parties.

Employee acknowledges that he has not relied upon any statement or representation, written or oral, by any AMS Releasee that is not set forth or referenced in this Agreement.

     22. Choice of Law

     This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to its conflict of laws principles.

     23. Confidential Nature of Agreement

     Employee agrees to keep both the existence and the terms of this Agreement confidential and not reveal its contents to any person or entity (including former and current employees of AMS). Notwithstanding the foregoing, Employee may discuss this Agreement with his attorney, immediate family members, financial consultants, or as otherwise required by law. However, Employee must advise whomsoever he tells that he/she has the same confidentiality obligations as Employee. This confidentiality provision is an essential part of the consideration for AMS to enter into this Agreement and if breached, AMS would be irreparably harmed and entitled to recover damages.

     24. Counterparts

     This Agreement may be signed in counterparts and each such counterpart shall be deemed to be an original but together all such counterparts shall be deemed a single agreement.

     25. Interpretation and Severability

     The language in this Agreement shall be construed as a whole and will be given its fair meaning. This Agreement will not be interpreted for or against any party. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States, such unenforceability shall not affect any other provision of this Agreement, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Agreement shall be construed as if such unenforceable provision had never been in the Agreement.

     26. Arbitration

     Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, in accordance with the Employment Arbitration Rules and procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within thirty (30) days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. AMS and the Employee each irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the parties. Notwithstanding the foregoing, AMS, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as AMS shall elect to enforce sections 11, 14, 15, and 19.

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EMPLOYEE’S
VOLUNTARY SIGNATURE BELOW ACKNOWLEDGES THAT HE HAS READ THIS
AGREEMENT, UNDERSTANDS ITS TERMS, AND HAS ENTERED INTO IT
KNOWINGLY.

Dated:	06/05/03		/s/ Paul A. Turner (EMPLOYEE NAME)

Dated:	06/05/03		AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

		By:	/s/ Garry Griffiths Garry Griffiths, EVP and Chief HR Officer